PORT FINANCIAL CORP. REPORTS PRELIMINARY SETTLEMENT
OF REIT-RELATED TAX LIABILITY;
WILL RECOVER $405,000 OF PREVIOUSLY ACCRUED EXPENSE

Brighton, Massachusetts, June 11, 2003 -- Port Financial Corp. (NASDAQ: "PORT") (the "Company"), the holding company for Cambridgeport Bank (the "Bank"), announced today that it is one of the group of banks which, according to published reports, intend to enter into an agreement with the Massachusetts Department of Revenue ("DOR") to settle the issue related to taxes owed on dividends received from the Bank's Real Estate Investment Trust ("REIT") subsidiary in the 2001 and 2002 tax years. Under the agreement, the Bank will pay $664,653, representing 50% of the amount assessed for the 2001 tax year, including interest, and 50% of the estimated amount that would have been owed for the 2002 tax year under legislation that was enacted in March, 2003. The payment is a deductible expense for federal tax purposes.

During the first quarter of 2003, the Company accrued an amount of $837,000, net of federal benefit, representing an estimate of the impact of the REIT legislation. Assuming the settlement with the DOR is finalized by the end of June, the Company's second quarter financial results will include a credit of $405,000.

Port Financial Corp. (NASDAQ:PORT) is the holding company for Cambridgeport Bank, a Massachusetts-chartered bank with 11 branches and a telebanking center in the Greater Boston area. As of December 31, 2002, Port Financial Corp. had assets of $1.4 billion and deposits of $1.2 billion. The Bank's deposits are insured by the Federal Deposit Insurance Corporation and the Depositors Insurance Fund.

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